AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is entered into effective as of January 31, 2022 by and between Wasatch Advisors, Inc. d/b/a Wasatch Global Investors (the “Advisor”) and Wasatch Funds Trust (the “Trust”), on behalf of the below listed series of the Trust (collectively, the “Funds,” each a “Fund”).

WHEREAS, the Trust is a Massachusetts Business Trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type;

WHEREAS, the Trust and the Advisor have entered into an Advisory and Service Contract (“Advisory Agreement”), pursuant to which the Advisor provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds and Funds created after such date have been added to the Advisory Agreement by mutual agreement of the parties thereto; and

WHEREAS, the Trust and Advisor entered into an expense limitation agreement effective January 31, 2021, establishing operating expense limits for several Funds and classes for the term specified therein, and an expense limitation agreement effective August 18, 2020 establishing limits for the Greater China Fund; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each class of each Fund and their shareholders to continue to maintain the expenses of each class of each of the Funds at a level below the level to which the classes of the Funds may otherwise be subject.

NOW THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1    Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of a Fund in any fiscal year (as allocated pursuant to the Trust’s Rule 18f-3 Multi-Class Plan), including but not limited to investment advisory fees of the Advisor, but excluding fees and expenses incurred in borrowing securities and selling portfolio securities short including enhanced custody fees (which include borrowing costs, financing fees and other charges paid in connection with borrowing the security to be sold short, and maintaining related margin collateral) and dividend expense on short sales/interest expense, acquired fund fees and expenses, interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the class’s business (“Class Operating Expenses”), exceed the Class Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Advisor to the extent set forth in this Agreement.

1.2    Class Operating Expense Limit. The Operating Expense Limit in any year with respect to each class of a Fund shall be a percentage of the average daily net assets of the class, as set forth in the following table:

Fund – Investor Class Shares	Operating Expense Limit
Core Growth Fund	1.50%
Emerging India Fund	1.75%
Emerging Markets Select Fund	1.50%
Emerging Markets Small Cap Fund	1.95%
Frontier Emerging Small Countries Fund	2.15%
Global Opportunities Fund	1.75%
Global Select Fund	1.35%
Global Value Fund	1.10%
Greater China Fund	1.50%
International Growth Fund	1.75%
International Opportunities Fund	2.25%
International Select Fund	1.30%
Micro Cap Fund	1.95%
Micro Cap Value Fund	1.95%
Small Cap Growth Fund	1.50%
Small Cap Value Fund	1.50%
Ultra Growth Fund	1.50%
U.S. Treasury Fund	0.75%

Fund – Institutional Class Shares	Operating Expense Limit
Core Growth Fund	1.05%
Emerging India Fund	1.50%
Emerging Markets Select Fund	1.20%
Emerging Markets Small Cap Fund	1.80%
Frontier Emerging Small Countries Fund	1.95%
Global Opportunities Fund	1.35%
Global Select Fund	0.95%
Global Value Fund	0.95%
Greater China Fund	1.25%
International Growth Fund	1.35%
International Opportunities Fund	1.95%
International Select Fund	0.90%
Micro Cap Fund	1.60%
Micro Cap Value Fund	1.60%
Small Cap Growth Fund	1.05%
Small Cap Value Fund	1.05%
Ultra Growth Fund	1.05%

1.3    Duration of Class Operating Expense Limit. The Class Operating Expense Limit with respect to each class of each Fund shall remain in effect until January 31, 2023, unless renewed by written agreement of the parties.

1.4    Method of Computation. To determine the Advisor’s obligation with respect to the Excess Amount for each class of each Fund, each day the Class Operating Expenses for the class shall be annualized. If the annualized Class Operating Expenses for any day of a class exceed the Class Operating Expense Limit of the class, the Advisor shall waive or reduce its investment advisory fee or absorb the other class expenses in an amount sufficient to pay that day’s Excess Amount. The Trust may offset amounts owed to a class pursuant to this Agreement against the advisory fee payable to the Advisor. If on any day the annualized Class Operating Expenses for a class are less than the applicable Class Operating Expense Limit and the Advisor has for a previous day or days during the current fiscal year reimbursed the class for Excess Amounts, then, to the extent the class’s Class Operating Expense Limit for the current day exceeds the actual Class Operating Expenses for that day, the Advisor may recoup from the previous Excess Amounts reimbursed to the class.

1.5    A Fund may only make payments to the Advisor if such repayment does not cause the respective Fund’s expense ratio, after the repayment is taken into account, to exceed both (i) the Class Operating Expense Limit in place at the time such amounts were waived, and (ii) such Fund’s current Class Operating Expense Limit.

2.	TERM AND TERMINATION OF AGREEMENT.

The Agreement shall terminate on the earlier of the termination of the Advisory Agreement or January 31, 2023 for all Funds and classes. The obligation of the Advisor under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination. The Board of the Trust is the only party that may terminate the Agreement or the Class Operating Expense Limit of a Fund class prior to expiration of the Agreement as set forth in this Section 2, upon notice to the Advisor.

3.	MISCELLANEOUS.

3.1    Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2    Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses (as allocated pursuant to the Trust’s Rule 18f-3 Multi-Class Plan), having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.3    Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

3.4    Assignment. This Agreement may be assigned to the successors in interest of either party with the consent of the other party.

3.5    Limitation of Liability. The Advisor is expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trust liability contained therein. This Agreement is executed on behalf of the Trust by a Trust’s officer as an officer and not individually and the obligations imposed upon the Trust and Funds by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund of the Trust, and persons dealing with the Trust must look solely to the assets and property of the subject Fund for the enforcement of any claims.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

WASATCH FUNDS TRUST

By: /s/ Michael K. Yeates
Name: Michael K. Yeates
Title: Treasurer

WASATCH ADVISORS, INC. d/b/a
WASATCH GLOBAL INVESTORS

By:/s/ JB Taylor
Name: JB Taylor
Title: CEO

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